EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                          Three months          Six months
                                         ended June 30,       ended June 30,
------------------------------------------------------------------------------
                                         1998       1997      1998       1997
------------------------------------------------------------------------------
                                           (Dollars, except per share amounts,
                                           and shares expressed in thousands)

Net income                            $ 64,191     83,176    121,88    116,311
Dividends applicable to
  preferred stock                         (102)      (127)     (204)      (255)
------------------------------------------------------------------------------

Net income applicable to
  common stock                          64,089     83,049   121,681    116,056
Dividends applicable to
  preferred stock                          102        127       204        255
Interest on convertible
  securities, net of taxes                  93        120       186        240
------------------------------------------------------------------------------

Net income as adjusted for
  purposes of computing diluted
  earnings per share                  $ 64,284     83,296   122,071    116,551
==============================================================================

Weighted average number of shares:
   Outstanding during period            91,656     90,158    91,509     90,074
   Employee Stock Ownership
     Plan shares not committed
     to be released                       (375)      (438)     (385)      (447)
------------------------------------------------------------------------------

Number of shares for computing basic
  earnings per share                    91,281     89,720    91,124     89,627

Incremental common shares
  attributable to additional
  dilutive effect of convertible
  securities                             2,071      1,491     2,010      1,506
------------------------------------------------------------------------------

Number of shares as adjusted for
  purposes of computing diluted
  earnings per share                    93,352     91,211    93,134     91,133
==============================================================================

Basic earnings per share              $    .70        .93      1.34       1.29
==============================================================================

Diluted earnings per share            $    .69        .91      1.31       1.28
==============================================================================